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                                                                    Exhibit 99.1

                      LA JOLLA PHARMACEUTICAL COMPANY ADDED
                          TO NASDAQ BIOTECHNOLOGY INDEX

SAN DIEGO, NOVEMBER 14, 2003 -- La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced that it has been selected to be added to the NASDAQ Biotechnology Index (Nasdaq: NBI) effective November 24, 2003. The NASDAQ Biotechnology Index includes companies primarily engaged in using biomedical research for the discovery or development of novel treatments or cures for human disease. All securities in the Index are listed on the NASDAQ National Market and meet minimum requirements, including market value, average daily share volume, and seasoning as a public company. The Index is ranked on a semi-annual basis in May and November and serves as the basis for the iShares Nasdaq Biotechnology Index Fund(SM) (Amex: IBB). For more information about the NASDAQ Biotechnology Index, including eligibility criteria, visit www.nasdaq.com.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases afflicting several million people in the United States and Europe. The Company is developing Riquent(TM), formerly known as LJP 394, for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing LJP 1082 for the treatment of antibody-mediated thrombosis, a condition in which patients suffer from recurrent stroke, deep-vein thrombosis and other thrombotic events. The Company's common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2002, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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